Exhibit 10(x)


                                   Please reply to:  UK Office
                                                     Tel:  +44 1208 851213
                                                     Fax:  +44 1208 851015


Tim Rogers Esq.
98 Sutherland Avenue
Biggin Hill
Kent
TN16 3HH                                                 23 September 2003

Dear Mr. Rogers:

I write to offer you the appointment of Vice-President, International in this company. You will be based in the United Kingdom and may be required to travel extensively. Initially you would be based from your home. Your task in the initial phase is to review the Company's products and technologies, and develop a business plan for international operations in Europe and Asia. Once this plan is approved by the Board, you would be appointed as Managing Director of the subsidiary created to carry it out additionally to being Vice President-International.

You will report directly to the Chief Executive Officer.

Your salary will be $225,000 payable in dollars monthly or converted at the current exchange rate. Additionally, the Company will pay private health insurance (BUPA, PPP or equivalent). No car allowance is paid. No company pension scheme is currently in place. Holiday are four weeks annually.

Your employment will be initially on the basis of three months notice either way.

You will be granted employee stock options on 100,000 shares on the day of your starting with the Company. These options will be issued in accordance with the option scheme rules which allow that the options vest one third immediately, one third on the first anniversary, and one third on the second anniversary. From the grant date, the options have a life of ten years. The exercise price is the average middle market quoted on the issue date [being] your date of commencing employment.


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Office expenses including telephone and travel expenses are, of course, payable by the Company. Expenses should be submitted to the CFO and will be approved by the CFO and CEO.

Your employment is subject to your agreement to the Company's confidentiality and intellectual property rules which are attached at Appendix A.

I believe this letter covers the main items that need to be agreed at this stage. By the nature of the task in hand, many other details will need to be resolved as we progress.

May I say how much we look forward to your joining Clean Diesel Technologies. I look forward to working with you.

Yours sincerely,

/s/  Jeremy Peter-Hoblyn

Jeremy Peter-Hoblyn
Chief Executive Officer




Accepted:     /s/ Tim Rogers
         -------------------------------
            Tim Rogers


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                                                                      Appendix A

                         Clean Diesel Technologies, Inc.
                       Terms and Conditions of Employment

1.     Definitions:  In this Appendix the following terms shall have the
       -----------
following meanings:

(a) "Agreement" means the Agreement of September 23, 2003 between Company and Employee of which this Appendix is a part.
(b) "Company" shall bean Clean Diesel Technologies, Inc. or any of its subsidiaries or affiliates.
(c)     "Employee" shall mean Tim Rogers.

2.     Salary and Benefit Matters:  Employment shall be paid a base salary
       --------------------------
according to Company's normal and customary procedures from time to time in effect but not less often than monthly. Employee shall be entitled to participate from time to time in such benefit programs as the Company may customarily extend to its officers and employees as a class in the jurisdiction where Employee is based. This agreement may not be construed to prevent the Company from rescinding any such benefit for Employee so long as such rescission applies to officers and employees as a class.

3.     Nature of Employment:  Subject to any required period of notice or salary
       --------------------
in lieu thereof as provided in this Agreement, the Employee's employment with the Company shall be at will. Employee's rights to notice or severance shall be limited to that provided in this Agreement.

4.     Discoveries and Inventions:  (a) All patentable and unpatentable
       --------------------------
inventions, discoveries and ideas which are made or conceived by Employee during the term of this Agreement, and which are based upon or arise out of Employee's services hereunder ("Developments") are or shall become the Company's property. Employee agrees to disclose promptly to the Company each such Development and, upon the Company's request and at the Company's expense, Employee, whether or not still employed by the Company or during the term of this agreement or not, will assist the Company, or its designee, in making application for Letters Patent in any country in the world. Employee further agrees to execute all papers and do all things which may be necessary or advisable to prosecute such applications, and to transfer to and vest in the Company, or its designee, all the right, title and interest in and to such Developments, and all applications for patents and Letters Patent issued thereon. If for any reason, Employee is unable to effectuate a full assignment of any such Development, Employee agrees to transfer to the Company, or it designee, Employee's transferable rights, whether they be exclusive or nonexclusive, or as a joint inventor or partial owner of the Development. No action or inaction by the Company shall in any event be construed as a waiver or abandonment of its rights to any such Development


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except an instrument in writing signed by an authorized official of the Company by which it specifically states it intends to be bound in such respect.

5.     Proprietary Information:  Employee will not at any time, either during
       -----------------------
the term of this Agreement or thereafter, disclose to others, or use for Employee's own benefit or the benefit of others, any of the Developments or any confidential, proprietary or secret information owned, possessed or used by the Company (collectively, "Proprietary Information"), which, by way of illustration, but not limitation, includes devices, structures, machines, processes, trade secrets, disclosures, data, know-how, business opportunities, marketing plans, forecasts, unpublished financial statements, budgets, and information concerning prices, costs, employees, customers and suppliers. Employee's undertakings and obligations under this Paragraph 5 will not apply to any Proprietary Information which: (a) is or becomes generally known to the public through no action on the part of Employee or (b) is generally disclosed to third parties by the Company without restriction on such third parties. Upon termination of this Agreement or at any other time upon request, Employee will promptly deliver to the Company all notes, memoranda, notebooks, drawings, designs, three dimensional figures, photographs, layouts, diagrams, records, reports, files and other documents (and all copies or reproductions of such materials) in his possession or under his control, whether prepared by him or others, which contain Proprietary Information. Employee acknowledges that Proprietary Information is the sole property of the Company.

6.     Non-Competition:  Following the termination of Employment for any reason,
       ---------------
Employee agrees that Employee will not recruit, entice, induce or encourage any of the Company's other employees or consultants to engage in any activity which, were it done by Employee, would violate any provision of this Agreement. Employee shall not during the one year period following Employee's termination of employment with the Company undertake employment with a competitor of the Company with responsibilities in a line of business substantially similar to that in which Employee would make use of the Company's Proprietary Information. For such one year period and before performing any services for others, as employee or consultant or otherwise, in the actual lines of business in which Employee has performed services for the Company, Employee will notify the Company of the general nature of the services to be performed and the party for whom they will be performed and Employee will, also, prior to undertaking such service or employment inform the other party of the existence of this covenant in this Agreement. Employee admits that breach of his covenants hereunder regarding the Company's Proprietary Information is likely to cause serious economic injury to the Company.

7.     Assignment:  This Agreement may not be assigned by either party without
       ----------
the prior written consent of the other party; provided, however, that the Company may assign this agreement to Clean Diesel Europe, a Guernsey Partnership, an affiliate of the Company, so long as a term of such assignment is that the Company


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shall guarantee the performance and payment of the Company's obligations hereunder by Clean Diesel Europe.

8.     Continuing Obligations:  The Employee's covenants set forth in Paragraphs
       ----------------------
4, 5 and 6 above shall continue according to their terms following the termination of this Agreement.

9.     Governing Law; Waiver of Trial by Jury; Damages:  This agreement, the
       -----------------------------------------------
interpretation hereof and any and all disputes between the Company sand the Employee shall be governed by and interpreted under the laws of the State of Delaware, U.S.A., applicable to contracts to be performed entirely within that state and without regard to any conflicts of laws rules. The parties waive trial by jury in any dispute between them. Damages being agreed to be probably insufficient to protect the Company's interests and not capable of precise estimation, the Company may, in any jurisdiction, seek a restraining order and/or injunctive relief, and related damages, in the enforcement of its rights under Sections 4, 5 and 6 above, without bond, including in any appeal therefrom.